Exhibit 5.1

Osler, Hoskin & Harcourt LLP

Box 50, 1 First Canadian Place

Toronto, Ontario, Canada M5X 1B8

416.362.2111 MAIN

416.862.6666 FACSIMILE

Toronto Montréal Calgary Ottawa Vancouver New York	June 16, 2023 Fusion Pharmaceuticals Inc. 270 Longwood Road South Hamilton, Ontario L8P 0A6

Re:	Securities Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as Canadian counsel to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) filed on June 16, 2023 with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”). This opinion letter is furnished to you in connection with your filing of the Registration Statement, relating to the registration by Fusion Pharmaceuticals Inc., a corporation governed by the Canada Business Corporations Act (the “Company”), of the offer and resale, from time to time, by the selling shareholders listed in the Registration Statement under “Selling Shareholders” of up to 4,784,689 common shares (the “Shares”).

We have considered such questions of law and examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to certain factual matters, upon certificates of officers of the Company.

We have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, electronic, photostatic or facsimile copies.

The opinions expressed below are limited solely to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and validly issued and are fully paid and non-assessable.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours very truly,

/s/ OSLER, HOSKIN & HARCOURT LLP

OSLER, HOSKIN & HARCOURT LLP